______________________________________

CERTIFICATE OF DESIGNATION

OF

GENERAL COMPONENTS, INC.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

______________________________________

SERIES B PREFERRED STOCK

General Components, Inc., a Nevada corporation (the “Corporation”), hereby certifies that the following resolution has been duly adopted by the board of directors of the Corporation (the “Board”):

RESOLVED, that pursuant to the authority granted to and vested in the Board by the provisions of the certificate of amendment to the articles of incorporation of the Corporation (the “Articles of Incorporation”), there hereby is created, out of the ten million (10,000,000) shares of preferred stock, par value $.001 per share, of the Company authorized by Article FOURTH of the Articles of Incorporation (“Preferred Stock”), Series B Preferred Stock, consisting of three hundred (300) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

The specific powers, preferences, rights and limitations of the Series B Preferred Stock are as follows:

1. Designation; Rank. This series of Preferred Stock shall be designated and known as “Series B Preferred Stock”. The number of shares constituting the Series B Preferred Stock shall be three hundred (300) shares. Except as otherwise provided herein, the Series B Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank senior to the common stock, par value $.001 per share (the “Common Stock”), and all classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding which by their terms do not expressly provide that they are senior to, or on parity with, the Series B Preferred Stock (collectively, “Junior Securities”).

2. Dividends.

(a) The holders of shares of the Series B Preferred Stock (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Corporation legally available therefor, cumulative dividends at the annual rate of 6% on the Stated Value thereof.

(b) Such dividends shall be payable semi-annually on January 1 and July 1 beginning with the first such date after February 8, 2007 (the “Original Issue Date”) and any Optional Conversion Date (“Dividend Payment Date”) in cash or shares of Common Stock as set forth in this Section 2(b), or a combination thereof (the amount to be paid in shares of Common Stock, the “Dividend Share Amount”). Shares of Common Stock may be issued in payment of any such Dividend Share Amount only so long as they constitute “Registrable Securities” under the Registration Rights Agreement entered into by the Company for the benefit of the holders of the Series B Preferred Stock (the “Registration Rights Agreement”) and are entitled to be registered for resale under the Securities Act of 1933, as amended (the “Act”) pursuant to the provisions thereof. The Dividend Share Amount shall be determined by reference to the average VWAP of the Common Stock for the 5 trading day period immediately prior to the Dividend Payment Date. “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a national securities exchange, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the national securities exchange on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 a.m. Eastern Time to 4:00 p.m. Eastern Time); (b) if the Common Stock is not then listed or quoted on a national securities exchange and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date(or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by the Board of Directors of the Company, acting in good faith (any such price, the “Market Price”).

(c) Each fractional share of Series B Preferred Stock outstanding shall be entitled to a ratably proportionate amount of any dividends or other distributions made with respect to each outstanding share of Series B Preferred Stock, and all such distributions shall be payable in the same manner and at the same time as distributions on each outstanding share of Series B Preferred Stock.

3. Liquidation Preference.

(a) In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to receive out of the assets of the Corporation, for each one (1) share of Series B Preferred Stock, before any payment or distribution shall be made in respect of any Junior Securities, cash in an amount equal to $50,000 (the “Stated Value”), plus an amount equal to all accrued but unpaid dividends thereon to the date of such payment.

(b) If the assets of the Corporation available for distribution to the holders of Series B Preferred Stock upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay the full preferential amount to which holders of the Series B Preferred Stock are entitled pursuant to Section 3(a) of this certificate of designation, (this “Designation”), no distribution shall be made in respect of any shares of any other class or series of stock ranking on parity with the Series B Preferred Stock upon liquidation, unless the distribution is made pro rata, so that the ratio of the amount distributed per share on the Series B Preferred Stock to the amount distributed per share on each such other class or series of stock shall be the same as the ratio of the amount of the liquidation preference per share of the Series B Preferred Stock to the amount of the liquidation preference per share of each such other class or series of stock.

(c) If upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, payment shall have been made to the holders of Series B Preferred Stock of the full preferential amount to which they shall be entitled pursuant to Section 3(a) of this Designation, the entire remaining assets, if any, of the Corporation available for distribution to stockholders shall be distributed to the holders of Common Stock pro rata, treating the Series B Preferred Stock as if converted into shares of Common Stock.

(d) The Corporation shall give each holder of Series B Preferred Stock written notice of any dissolution, liquidation or winding up not later than fifteen (15) days prior to any meeting of stockholders to approve such dissolution, liquidation or winding up or, if no meeting is to be held, not later than thirty (30) days prior to the date of such dissolution, liquidation or winding up.

4. Optional Conversion of Series B Preferred Stock. The holders of Series B Preferred Stock shall have conversion rights as follows:

(a) Conversion Right. Each share of Series B Preferred Stock shall be convertible at the option of the holder thereof and without the payment of additional consideration by the holder thereof, at any time, into 500,000 shares of Common Stock (the “Conversion Rate”) on the Optional Conversion Date (as hereinafter defined). Correspondingly, the “Conversion Price” as used herein shall equal the Stated Value divided by the Conversion Rate.

(b) Mechanics of Optional Conversion. To effect the optional conversion of shares of Series B Preferred Stock in accordance with Section 4(a) of this Designation, the holder of record thereof shall make a written demand for such conversion (for purposes of this Designation, a “Conversion Demand”) upon the Corporation at its principal executive offices setting forth therein (i) the number of shares so to be converted, (ii) the certificate or certificates representing such shares, and (iii) the proposed date of such conversion, which shall be a business day not less than fifteen (15) nor more than thirty (30) days after the date of such Conversion Demand (for purposes of this Designation, the “Optional Conversion Date”). Within five days of receipt of the Conversion Demand, the Corporation shall give written notice (for purposes of this Designation, a “Conversion Notice”) to such holder setting forth therein (i) the address of the place or places at which the certificate or certificates representing the shares so to be converted are to be surrendered; and (ii) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such endorsement or power or other instrument of assignment. The Conversion Notice shall be sent by first class mail, postage prepaid, to such holder at such holder’s address as may be set forth in the Conversion Demand or, if not set forth therein, as it appears on the records of the stock transfer agent for the Series B Preferred Stock, if any, or, if none, of the Corporation. On or before the Optional Conversion Date, the holder of the Series B Preferred Stock so to be converted shall surrender the certificate or certificates representing such shares, duly endorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, if the Conversion Notice so provides, to the Corporation at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Corporation. As soon as practicable after the Optional Conversion Date and the surrender of the certificate or certificates representing such shares, the Corporation shall issue and deliver to such holder, or its nominee, at such holder’s address as it appears on the records of the stock transfer agent for the Series B Preferred Stock, if any, or, if none, of the Corporation a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.

(c) No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series B Preferred Stock. In lieu of any fractional share to which the holder would be entitled but for the provisions of this Section 4(c), based on the number of shares of Series B Preferred Stock held by such holder, the Corporation shall issue a number of shares to such holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any holder of Series B Preferred Stock by the Corporation upon conversion of Series B Preferred Stock by such holder.

(d) Reservation of Stock. The Corporation shall, to the extent such shares are available, at all times when any shares of Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock.

(e) Dividends; Rights. All outstanding shares of Series B Preferred Stock to be converted pursuant to the Conversion Notice shall, on the Optional Conversion Date, be converted into Common Stock for all purposes, notwithstanding the failure of the holder thereof to surrender any certificate representing such shares on or prior to such date. On and after the Optional Conversion Date, (i) no such share of Series B Preferred Stock to be converted pursuant to the Conversion Notice shall be deemed to be outstanding or be transferable on the books of the Corporation or the stock transfer agent, if any, for the Series B Preferred Stock, and (ii) the holder of such shares, as such, shall not be entitled to receive any dividends or other distributions, to receive notices or to vote such shares or to exercise or to enjoy any other powers, preferences or rights thereof, other than the right, upon surrender of the certificate or certificates representing such shares, to receive a certificate or certificates for the number of shares of Common Stock into which such shares to be converted pursuant to the Conversion Notice have been converted. On the Optional Conversion Date, all such shares shall be retired and canceled and shall not be reissued.

(f) Consolidation, Merger, Sale, Etc. In case the Corporation shall (a) effect a reorganization, (b) consolidate with or merge into any other person, or (c) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Corporation, then, in each such case, as a condition to the consummation of such a transaction, proper and adequate provision shall be made whereby, subject to Section 3(a) of this Designation, each share of Series B Preferred Stock shall, after such transaction, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such transaction, or to which assets shall have been sold in such transaction, to which the holder of shares of Series B Preferred Stock would have been entitled if it had held the Common Stock issuable upon the conversion of such shares of Series B Preferred Stock on the record date, or, if none, immediately prior to such transaction, at the Conversion Rate in effect on such date. The provisions of this Section 4(f) shall similarly apply to successive transactions.

(g) Stock Dividends, Splits, Combinations and Reclassifications. If the Corporation shall (i) declare a dividend or other distribution payable in securities, (ii) split its outstanding shares of Common Stock into a larger number, (iii) combine its outstanding shares of Common Stock into a smaller number, or (iv) increase or decrease the number of shares of its capital stock in a reclassification of the Common Stock (including any such reclassification in connection with a merger, consolidation or other business combination in which the Corporation is the continuing entity)(any such corporate event, an “Event”), then in each instance the Conversion Rate shall be adjusted such that the number of shares issued upon conversion of one share of Series B Preferred Stock will equal the number of shares of Common Stock that would otherwise (but for the provisions of this Section 4(g)) be issuable on such conversion multiplied by a fraction of which (a) the numerator is the number of shares of Common Stock the holder of the Series B Preferred Stock would have held following such Event if it had held the number of shares of Common Stock issuable upon the conversion of one share of Series B Preferred Stock on the relevant record date relating to such Event, and (b) the denominator is the number of shares of Common Stock that would otherwise (but for the provisions of this Section 4(g)) be issuable upon the conversion of one share of Series B Preferred Stock.

(h) Subsequent Equity Sales. If the Corporation at any time while the Series B Preferred Stock is outstanding, shall offer, sell, grant any option to purchase or offer, sell or grant any right to reprice its securities, or otherwise dispose of or issue any Common Stock or any security entitling any Person to acquire shares of Common Stock, at an effective price per share less than the then Conversion Price (such issuances collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or such security so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share which is less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the adjustment of the Dilutive Issuance), then, the Conversion Rate shall be adjusted, concurrently with such issuance, such that the number of shares issued upon conversion of one share of Series B Preferred Stock will equal the number of shares of Common Stock that would otherwise (but for the provisions of this Section 4(h)) be issuable on such conversion multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such additional shares of Common Stock so issued or as are issuable pursuant thereto, as the case may be and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of additional shares of Common Stock so issued or as are issuable pursuant thereto, as the case may be, would purchase at such Conversion Price. Such adjustment shall be made whenever such Common Stock or such securities are issued unless Common Stock is being issued pursuant to a security entitling any person to acquire shares of Common Stock for which an adjustment to the Conversion Rate has already been made under this Section 4(h).

(i) No Impairment. The Corporation shall not, by amendment of its articles of incorporation or through any reorganization, sale, exchange or other disposition of assets, merger, consolidation, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Section 4 by the Corporation, but will at all times in good faith carry out all the provisions of this Section 4 and take all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series B Preferred Stock against impairment.

(j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause its principal financial officer to verify such computation and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and setting forth in reasonable detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Conversion Rate in effect at such time for the Series B Preferred Stock; and (iii) the number of shares of Common Stock and the amount, if any, of other property that at such time would be received upon the conversion of the Series B Preferred Stock.

(k) Notices of Record Date. In the event any record date is fixed for the purpose of (i) determining the holders of any class or series of stock or other securities who are entitled to receive any dividend or other distribution or (ii) any recapitalization or reorganization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any sale, exchange or other disposition of all or substantially all the assets of the Corporation or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series B Preferred Stock at least twenty (20) days prior to the record date set forth therein a notice setting forth: (A) such record date and a description of such dividend or distribution; (B) the date on which any such recapitalization, reorganization, merger, consolidation, disposition, dissolution, liquidation or winding up is expected to become effective; and (C) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such recapitalization, reorganization, merger, consolidation, disposition, dissolution, liquidation or winding up.

(l) Issue Taxes. The Corporation shall pay any and all issue and other non-income taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series B Preferred Stock.

(m) Minimum Adjustment: No Increase. No adjustment of the Conversion Rate shall be made in an amount less than one per centum, provided that any adjustment which is not made by reason of this Section 4(l) shall be carried forward and shall be taken into account in any subsequent adjustment. No adjustments of the Conversion Rate in accordance with Section 4 of this Designation shall have the effect of increasing the Conversion Rate above the Conversion Rate in effect immediately prior to such adjustment.

(n) Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Series B Preferred Stock, and a Holder shall not have the right to convert any portion of the Series B Preferred Stock to the extent that after giving effect to such conversion, such Holder (together with such Holder’s affiliates, and any other person or entity acting as a group together with such Holder or any of such Holder’s affiliates), as set forth on the applicable Conversion Notice, would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Stated Value of Series B Preferred Stock beneficially owned by such Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 4(n), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 4(n) applies, the determination of whether the Series B Preferred Stock is convertible (in relation to other securities owned by such Holder together with any affiliates) and of which shares of Series B Preferred Stock is convertible shall be in the sole discretion of such Holder, and the submission of a Conversion Notice shall be deemed to be such Holder’s determination of whether the shares of Series B Preferred Stock may be converted (in relation to other securities owned by such Holder) and which shares of the Series B Preferred Stock is convertible, in each case subject to such aggregate percentage limitations. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Conversion Notice that such Conversion Notice has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. For purposes of this Section 4(n), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of the following: (A) the Corporation’s most recent Form 10-Q or 10-QSB, or Form 10-K or 10-KSB, as the case may be, (B) a more recent public announcement by the Corporation or (C) any other notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Corporation shall within two trading days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series B Preferred Stock, by such Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock held by the Holder. The Beneficial Ownership Limitation provisions of this Section 6(c) may be waived by such Holder, at the election of such Holder, upon not less than 61 days’ prior notice to the Corporation. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this Section 4(n) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Series B Preferred Stock.

5. Mandatory Conversion of Series B Preferred Stock.

(a) At the election of the Company, upon (i) the closing of a Qualified Sale or (ii) when the average of the Market Price of the Common Stock for at least 20 out of 30 consecutive trading days is not less than $2.00 and the daily trading volume during each of those 20 trading days exceeds 30,000 shares, each share of Series B Preferred Stock may automatically be converted into the number of shares of Common Stock into which such shares of Series B Preferred Stock would be converted on the date of the closing of such Qualified Sale or the 20th business day following such election by the Company, as the case may be (the “Forced Conversion Date”), in accordance with Section 4 of this Designation. For purposes of this Designation, “Qualified Sale” means the sale by the Company of shares of the Common Stock in a registered public offering raising at least $10 million in gross proceeds at an offering price per share of at least 125% of the Conversion Price then in effect. No mandatory conversion of the Series B Preferred Stock pursuant to this clause 5(a) shall take effect until at least 20 trading days after the effectiveness of the resale shelf registration statement the Company is obligated to file pursuant to the Registration Rights Agreement.

(b) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series B Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled but for the provisions of this Section 5(b), based on the number of shares of Series B Preferred Stock held by such holder, the Corporation shall issue a number of shares to such holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any holder of Series B Preferred Stock by the Corporation upon conversion of Series B Preferred Stock by such holder.

(c) The Corporation shall give to each holder of record of Series B Preferred Stock written notice of mandatory conversion at least ten (10) business days prior to the Forced Conversion Date, setting forth therein: (i) the Conversion Rate on the Forced Conversion Date or a reasonable estimate thereof; (ii) the number of shares of Common Stock into which such holder’s shares of Series B Preferred Stock are to be converted based on such Conversion Rate; (iii) that the conversion is to be effective on the Forced Conversion Date; (iv) the address of the place or places at which the certificate or certificates representing such holder’s shares of Series B Preferred Stock are to be surrendered; and (v) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such endorsement or power or other instrument of assignment. Such notice shall be sent by first class mail, postage prepaid, to each holder of record of Series B Preferred Stock at such holder’s address as it appears on the records of the stock transfer agent for the Series B Preferred Stock, if any, or, if none, of the Corporation. On or before the Forced Conversion Date, each holder of Series B Preferred Stock shall surrender the certificate or certificates representing all such holder’s shares, duly endorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, if the notice so provides, to the Corporation at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Corporation. As soon as practicable after the Forced Conversion Date and the surrender of the certificate or certificates representing shares of Series B Preferred Stock, the Corporation shall issue and deliver to each such holder, or its nominee, at such holder’s address as it appears on the records of the stock transfer agent for the Series B Preferred Stock, if any, or, if none, of the Corporation a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.

(d) All outstanding shares of Series B Preferred Stock shall, on the Forced Conversion Date, be converted into Common Stock for all purposes, notwithstanding the failure of any holder or holders thereof to surrender any certificate representing such shares on or prior to such date. On and after the Forced Conversion Date, (i) no share of Series B Preferred Stock shall be deemed to be outstanding or be transferable on the books of the Corporation or the stock transfer agent, if any, for the Series B Preferred Stock, and (ii) each holder of Series B Preferred Stock, as such, shall not be entitled to receive any dividends or other distributions, to receive notices or to vote such shares or to exercise or to enjoy any other powers, preferences or rights in respect thereof, other than the right, upon surrender of the certificate or certificates representing such shares, to receive a certificate or certificates for the number of shares of Common Stock into which such shares shall have been converted. On the Forced Conversion Date, all such shares shall be retired and canceled and shall not be reissued.

6. Voting.

Except as otherwise required by applicable law, the holders of Series B Preferred Stock shall not be entitled to vote on any matters on which the holders of Common Stock shall be entitled to vote.

7. Redemption; Sinking Fund.

(a) Upon the occurrence of a Change of Control, each Holder shall (in addition to all other rights it may have hereunder or under applicable law) have the right, exercisable at the sole option of such Holder, to require the Company to redeem all of the Series B Preferred Stock then held by such Holder for a redemption price, in cash, equal to the Stated Value, plus all accrued but unpaid dividends. A “Change of Control” shall mean the occurrence after the date hereof of any of (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 50% of the voting securities of the Corporation, or (ii) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the Corporation or the successor entity of such transaction.

(b) The Corporation shall not be required to make any payment to any sinking fund or otherwise to deposit or set aside any funds or other assets of the Corporation in respect of the Series B Preferred Stock.

8. Amount of Noncash Dividends, Distributions or Consideration. Whenever a dividend or distribution provided for in Section 2 or 3 of this Designation (except as otherwise provided therein with respect to the payment of dividends in shares of Common Stock) is to be made in, or any consideration received or paid by the Corporation consists of securities or other property, other than cash, the amount of such dividend, distribution or consideration shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

9. Definition of Certain Preferences. For purposes hereof, any class or series of stock of the Corporation shall be deemed to rank:

(a) senior to the Series B Preferred Stock, either as to dividends or upon liquidation, if the holders of shares of that class or series of stock shall expressly be entitled to receive dividends or amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of Series B Preferred Stock;

(b) on a parity with the Series B Preferred Stock, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates, redemption or liquidation prices per share or conversion or sinking fund provisions, if any, are different from those of the Series B Preferred Stock, if the holders of shares of that class or series of stock shall expressly be entitled to receive dividends or amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective dividend preferences (whether based on their respective dividend rates or the respective amounts of accumulated and unpaid dividends thereon) or their respective liquidation preferences, without preference or priority, one over the other, as between the holders of shares of that class or series of stock and the holders of shares of the Series B Preferred Stock; and

(c) junior to the Series B Preferred Stock, either as to dividends or upon liquidation, if the holders of shares of Series B Preferred Stock shall be entitled to receive dividends or amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of that class or series of stock.

[The next page is the signature page]

IN WITNESS WHEREOF, the undersigned have duly signed this Certificate of Designation as of this        day of                 , 2007.

GENERAL COMPONENTS, INC.

By:	/s/

Name: Ma Qing Title: Chief Financial Officer